EXHIBIT 21.2





           THE CLEVELAND ELECTRIC ILLUMINATING COMPANY
             LIST OF SUBSIDIARIES OF THE REGISTRANT
                       AT DECEMBER 31, 2000


Centerior Funding Corporation - Incorporated in Delaware



                   Statement of Differences
                   ------------------------

Exhibit Number 21, List of Subsidiaries of the Registrant at
December 31, 2000, is not included in the printed document.